Exhibit 99.1

INVITROGEN CORPORATION
RESTRICTED STOCK AGREEMENT

       Invitrogen Corporation (the "Company") has granted to Claude Benchimol (the "Participant") an Award consisting of Shares subject to the terms and conditions set forth in this Restricted Stock Agreement (the "Agreement"). The Award has been granted as an essential and material inducement to the Participant accepting employment with the Company. By signing this Agreement, the Participant: (a) represents that the Participant has read and is familiar with the terms and conditions of the Award and this Agreement, (b) accepts the Award subject to all of the terms and conditions of this Agreement, (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement, and (d) acknowledges receipt of a copy of this Agreement.

1.	DEFINITIONS AND CONSTRUCTION.

                   1.1   Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

                           (a) “Date of Grant” means the date of Participant’s first employment with the Company.

                           (b) “Award” means a total of 25,000 shares of Stock granted to the Participant pursuant to the terms and conditions of this Agreement.

                           (c) “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer this Agreement, "Board” also means such Committee(s).

                           (d) “Cause” shall mean (A) repeated violations by the Participant of the Participant’s material responsibilities and material duties, (B) commission of an intentional act of fraud, embezzlement or theft by the Participant in connection with the Participant’s duties or in the course of the Participant’s employment with the Company or its affiliated companies, (C) violation of any law, regulation, or rule applicable to the Company’s business or reputation, including, without limitation securities laws, (D) causing intentional wrongful damage to property of the Company or its affiliated companies, (E) intentionally and wrongfully disclosing secret processes or confidential information of the Company or its affiliated companies, (F) conviction of, or plea of nolo contendere to, a felony, which conviction or plea materially harms the business or reputation of the Company, or (G) participating, without the Company’s express written consent, in the management of any business enterprise which engages in substantial and direct competition with the Company or its affiliated companies.

                           (e) “Change-in-Control Agreement” means the Change-in-Control Agreement entered into between the Company and the Participant dated as of May 26, 2003.

                           (f) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

                           (g) “Committee” means the Compensation and Organization Committee or other committee of the Board duly appointed to administer the Agreement and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Agreement, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

                           (h) “Company” means Invitrogen Corporation, a Delaware corporation, or any successor corporation thereto.

                           (i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                           (j) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Board, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

                                          (i)    If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq National Market, The Nasdaq SmallCap Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

                                          (ii)    If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

                           (k) “Good Reason” shall mean, without the Participant’s express written consent (and except in consequence of a prior termination of the Participant’s employment), the occurrence of any of the following circumstances:

                                          (i)    a substantial diminution in the Participant’s position, authority, duties or responsibilities, excluding non-substantial changes in title or office, and excluding any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Participant; or

                                           (ii)   any failure of the Company to obtain, prior to the closing of any transaction that results in a Change in Control of the Company (as defined in the Change-In-

Control Agreement), an agreement from any successor, satisfactory to the Participant in his sole discretion, to assume and agree to perform this Agreement.

                           (l) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

                           (m) “Participant” means Claude Benchimol.

                           (n) “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation.

                           (o) “Participating Company Group” means, at any point in time, all corporations collectively which are then Participating Companies.

                           (p) “Restriction Period” means the period established in accordance with Section 3 during which shares subject the Award are subject to Vesting Conditions.

                           (q) “Securities Act” means the Securities Act of 1933, as amended.

                           (r) “Service” means the Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a director or a consultant. The Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Participating Company Group or change in the Participating Company for which the Participant renders Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, the Participant’s Service with the Participating Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its sole discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

                           (s) “Shares” means the shares of Stock granted pursuant to this Agreement and such other or additional securities or property to which the Participant may become entitled pursuant to Section 7.

                           (t) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

                           (u) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

                           (v) “Vesting Conditions” mean those conditions established in accordance with Section 3 of this Agreement prior to the satisfaction of which shares subject to the Award remain subject to forfeiture or a repurchase option in favor of the Company.

                   1.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.	THE AWARD.

                   2.1    Grant and Issuance of Shares. On the Date of Grant, the Participant will acquire and the Company will issue, subject to the provisions of this Agreement, a number of Shares equal to the Award provided by this Agreement. As a condition to the issuance of the Shares, the Participant shall execute and deliver to the Company along with this Agreement (a) the Joint Escrow Instructions in the form attached to this Agreement and (b) the Assignment Separate from Certificate duly endorsed (with date and number of shares blank) in the form attached to this Agreement.

                   2.2    No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Shares, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company or for its benefit.

                   2.3    Certificate Registration. The certificate for the Shares shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

                   2.4    Issuance of Shares in Compliance with Law. The issuance of the Shares shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No Shares shall be issued hereunder if their issuance would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained. As a condition to the issuance of the Shares, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Within 90 days after the Date of Grant, the Company shall register under the Securities Act of 1933 and other applicable laws the Shares granted under this Award for reoffer and resale by the Participant on a Form S-8, Form S-3 or other appropriate registration statement which shall remain effective for so long as the Participant shall own the Shares.

3.	VESTING CONDITIONS.

                   3.1    Vesting Schedule. Fifty percent (50%) of the Shares granted under this Award shall vest on the second anniversary of the Date of Grant, provided that the Participant’s

Service to the Participating Company Group has not terminated prior to such date. The remaining fifty percent (50%) of the Shares granted under this Award shall vest on the fourth anniversary of the Date of Grant, provided that as of that date the Participant has not terminated Service with the Participating Company Group. Except as provided in Section 3.2, no additional Shares will become vested following the Participant’s termination of Service for any reason.

                   3.2    Acceleration of Vesting.

                               (a)    Death or Disability. If the Participant’s Service with the Participating Company Group is terminated because of the Disability or death of the Participant, a number of the Shares granted under this Award shall vest, upon such termination of Service, equal to the number of Shares that would have become vested had the Participant’s Service continued for an additional twelve (12) months. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months after the Participant’s termination of Service other than upon a termination for “Cause”.

                               (b)    Termination Without Cause or With Good Reason. If the Participant’s Service with the Participating Company Group is terminated by the Participating Company Group without Cause or by the Participant with Good Reason, a number of the Shares granted under this Award shall vest, upon such termination of Service, equal to the number of Shares that would have become vested had the Participant’s Service continued for an additional eighteen (18) months.

                   3.3    Effect of Vesting. Shares that are not vested ("Unvested Shares") shall be subject to the reacquisition rights set forth in Section 4.1 below.

4.	COMPANY REACQUISITION RIGHT.

                   4.1    Grant of Company Reacquisition Right. In the event that (a) the Participant’s Service terminates for any reason or no reason, with or without Cause, or (b) the Participant, the Participant’s legal representative, or other holder of the Shares, attempts to sell, exchange, transfer, pledge, or otherwise dispose of (other than pursuant to a “Change in Control” as defined in the Change-in-Control Agreement (hereinafter a “Change in Control”)), including, without limitation, any transfer to a nominee or agent of the Participant, any Unvested Shares, the Company shall automatically reacquire the Unvested Shares, and the Participant shall not be entitled to any payment therefor (the "Company Reacquisition Right"). For purposes of this Section, Unvested Shares shall be determined after giving effect to the provisions of Section 3.2.

                   4.2    Change in Control. Upon the occurrence of a Change in Control, any and all new, substituted or additional securities or other property to which the Participant is entitled by reason of the Participant’s ownership of Unvested Shares shall be immediately subject to the Company Reacquisition Right and included in the terms “Shares,” “Stock,” and “Unvested Shares” for all purposes of the Company Reacquisition Right with the same force and effect as the Unvested Shares immediately prior to the Change in Control.

5.	TAX MATTERS.

                   5.1    Tax Withholding. At the time this Agreement is executed, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from any amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Award, including, without limitation, obligations arising upon (a) the transfer of Shares to the Participant, (b) the lapsing of any Vesting Conditions with respect to any Shares, (c) the filing of an election to recognize tax liability, or (d) the transfer by the Participant of any Shares. Except as provided below, the Company shall have no obligation to deliver the Shares or to release any Shares from an escrow established pursuant to this Agreement until the tax withholding obligations of the Company have been satisfied by the Participant. The Participant shall have the right to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Award by electing to have the Company withhold from the Shares to be delivered to the Participant on the Date of Grant or withdraw Shares from any escrow established pursuant to this Agreement, or by delivering to the Company already-owned shares of Stock, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due.

                   5.2    Election Under Section 83(b) of the Code.

                           (a)    The Participant understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid for the Shares, if anything, and the Fair Market Value of the Shares as of the date on which the Shares are “substantially vested,” within the meaning of Section 83. In this context, “substantially vested” means that the right of the Company to reacquire the Shares pursuant to the Company Reacquisition Right has lapsed. The Participant understands that he or she may elect to have his or her taxable income determined at the time he or she acquires the Shares rather than when and as the Company Reacquisition Right lapses by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than thirty (30) days after the date of acquisition of the Shares. The Participant understands that failure to make a timely filing under Section 83(b) will result in his or her recognition of ordinary income, as the Company Reacquisition Right lapses, on the difference between the purchase price, if anything, and the Fair Market Value of the Shares at the time such restrictions lapse. The Participant further understands, however, that if Shares with respect to which an election under Section 83(b) has been made are forfeited to the Company pursuant to its Company Reacquisition Right, such forfeiture will be treated as a sale on which there is realized a loss equal to the excess (if any) of the amount paid (if any) by the Participant for the forfeited Shares over the amount realized (if any) upon their forfeiture. If the Participant has paid nothing for the forfeited Shares and has received no payment upon their forfeiture, the Participant understands that he or she will be unable to recognize any loss on the forfeiture of the Shares even though the Participant incurred a tax liability by making an election under Section 83(b).

                           (b)    The Participant understands that he or she should consult with his or her tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b) of the Code, which must be filed no later than thirty (30) days after the date of the acquisition of the Shares pursuant to this Agreement. Failure to file an election under Section 83(b), if appropriate, may result in adverse tax consequences to the Participant. The Participant acknowledges that he or she has been advised to consult with a tax advisor regarding the tax consequences to the Participant of the acquisition of Shares hereunder. ANY ELECTION UNDER SECTION 83(b) THE PARTICIPANT WISHES TO MAKE MUST BE FILED NO LATER THAN 30 DAYS AFTER THE DATE ON WHICH THE PARTICIPANT ACQUIRES THE SHARES. THIS TIME PERIOD CANNOT BE EXTENDED. THE PARTICIPANT ACKNOWLEDGES THAT TIMELY FILING OF A SECTION 83(b) ELECTION IS THE PARTICIPANT’S SOLE RESPONSIBILITY, EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON HIS OR HER BEHALF.

                           (c)    The Participant will notify the Company in writing if the Participant files an election pursuant to Section 83(b) of the Code. The Company intends, in the event it does not receive from the Participant evidence of such filing, to claim a tax deduction for any amount which would otherwise be taxable to the Participant in the absence of such an election.

6.	ESCROW.

                   6.1    Establishment of Escrow. To ensure that Shares subject to the Company Reacquisition Right will be available for reacquisition, the Participant agrees to deliver to and deposit with an escrow agent designated by the Company the certificate evidencing the Shares, together with an Assignment Separate from Certificate with respect to such certificate duly endorsed (with date and number of shares blank) in the form attached to this Agreement, to be held by the agent under the terms and conditions of the Joint Escrow Instructions in the form attached to this Agreement (the "Escrow"). In the alternative, upon agreement of the Participant and the Company the Shares may be held in book entry form and rather than having a certificate issued and held in escrow, the escrow may be effectuated through instructions to the Company’s transfer agent to restrict any transfer of the Shares without the authorization of the escrow agent. The Company shall bear the expenses of any Escrow.

                   6.2    Delivery of Shares to Participant. As soon as practicable after the expiration of the Company’s Reacquisition Right, the Company shall give to the escrow agent a written notice directing the escrow agent to deliver such Shares to the Participant. As soon as practicable after receipt of such notice, the escrow agent shall deliver to the Participant the Shares specified in such notice, and the Escrow shall terminate with respect to such Shares.

7.	ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

                   In the event of any stock dividend, stock split, reverse stock split, recapitalization, merger, combination, exchange of shares, reclassification, or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares subject to this Agreement. Any and all new, substituted or additional securities or other property to which Participant is entitled by reason of his or her ownership of the Shares will be immediately subject to the provisions of this Agreement and the Escrow on the same basis as all Shares originally acquired hereunder and will be included in the terms “Shares” and “Stock” for all purposes of this Agreement and the Escrow with the same force and effect as the Shares presently subject thereto. The adjustments determined by the Board pursuant to this Section 7 shall be final, binding and conclusive.

8.	CHANGE IN CONTROL.

                   In the event of a Change in Control, any Unvested Shares may also become vested to the extent provided by the Change-in-Control Agreement.

9.	LEGENDS.

                   The Company may at any time place legends referencing the Company Reacquisition Right and any applicable federal, state or foreign securities law restrictions on all certificates representing the Shares. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing the Shares in the possession of the Participant in order to carry out the provisions of this Section.

10.	TRANSFERS IN VIOLATION OF AGREEMENT.

                   No Shares may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of the Participant), assigned, pledged, hypothecated or otherwise disposed of, including by operation of law, in any manner which violates any of the provisions of this Agreement and, except pursuant to a “Change in Control” as defined in the Change-in-Control Agreement, until the date on which such shares become Vested Shares, and any such attempted disposition shall be void. The Company shall not be required (a) to transfer on its books any Shares which will have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares will have been so transferred. In order to enforce its rights under this Section, the Company shall be authorized to give a stop transfer instruction with respect to the Shares to the Company’s transfer agent.

11.	RIGHTS AS A STOCKHOLDER.

                   The Participant shall have no rights as a stockholder with respect to any Shares subject to the Award until the date of the issuance of a certificate for such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 7. Subject to the provisions of this Agreement, the Participant shall be entitled to all rights and privileges of a stockholder of the Company with respect to Shares deposited in the Escrow pursuant to Section 6.

12.	RIGHT TO CONTINUED SERVICE WITH THE COMPANY.

                   Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of the Company or interfere in any way with any right of the Company to terminate the Participant’s Service at any time.

13.	MISCELLANEOUS PROVISIONS.

                   13.1    Administration. All questions of interpretation concerning this Agreement shall be determined by the Board. All determinations by the Board shall be final and binding upon all persons having an interest in the Award. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

                   13.2    Amendment. The Board may amend this Agreement at any time; provided, however, that no such amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant. No amendment or addition to this Agreement shall be effective unless in writing.

                   13.3    Nontransferability of the Award. The right to acquire Shares pursuant to the Award may not be assigned or transferred in any manner except by will or by the laws of descent and distribution. During the lifetime of the Participant, all rights with respect to this Award shall be exercisable only by the Participant.

                   13.4    Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

                   13.5    Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

                   13.6    Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature in this Agreement or at such other address as such party may designate in writing from time to time to the other party.

                   13.7    Integrated Agreement. This Agreement constitutes the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein and there are no agreements (other than any applicable Change-in-Control Agreement currently in effect) understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein or therein.

                   13.8    Applicable Law. The Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

                   13.9    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                   By their signatures below, the Company and the Participant agree that the Award is governed by the provisions of this Agreement. The Participant acknowledges receipt of a copy of this Agreement, and represents that the Participant has read and is familiar with the provisions of the Agreement, and hereby accepts the Award subject to all applicable terms and conditions.

INVITROGEN CORPORATION		PARTICIPANT

By: /s/ C. Eric Winzer C. Eric Winzer Its: Chief Financial Officer Date: September 2, 2003		/s/ Claude Benchimol Claude Benchimol Date: September 2, 2003

Address:	Invitrogen Corporation ATTN: General Counsel and Chief Financial Officer 1600 Faraday Avenue Carlsbad, CA 92008	Address: 1600 Faraday Avenue Carlsbad, CA 92008

ATTACHMENTS:	Joint Escrow Instructions and Assignment Separate from Certificate